EXHIBIT 99.1

News Release

For Immediate Release	Contact Information:
Thursday, September 4, 2008	Dave Gibbs, President and CEO
(832) 375-0330

SOUTHERN STAR ENERGY ANNOUNCES NEW WELL DISCOVERY;

COMPANY MOVES RIG TO DRILL FIRST OF TWO HAYNESVILLE/LOWER
BOSSIER SHALE TEST WELLS IN THE SENTELL FIELD

HOUSTON – (PR Newswire) – September 4, 2008 – Southern Star Energy Inc. (OTCBB: SSEY), a fast-growing E&P company with reserves and production from leases located in northern Louisiana, today announced the successful drill of the Cash Point 30-1 Well, which reached planned total depth (TD) of 9,500 feet on August 27, 2008. This well is located in the southern section of the company’s Sentell Field in Bossier Parish, Louisiana.

Wireline logging and mud log shows indicate the Cash Point 30-1 Well encountered 70 to 85 feet of net effective gas pay in the Cotton Valley Formation. Notably, there are key intervals in the Upper Davis and Lower Davis with up to 70 net feet of pay, and potential pay of five to 10 net feet in the Roseberry, below the Lower Davis. In addition, there are excellent shows above the Davis interval, with six to eight net feet of pay developing in the Cotton Valley “B” sand. The company has run and set 5 ½ inch production casing to total depth. Completion operations, including hydraulic fracturing, will commence upon release of the drilling rig. The Cash Point 30-1 is Southern Star’s sixth consecutive successful Cotton Valley well in the Sentell Field. The other five wells encountered very similar log characteristics, and all are commercial successes.

The company is preparing the rig to move to the Atkins-Lincoln Well 17-2, the company’s first Haynesville vertical test well, strategically located in the center of the company’s Sentell Field. The Atkins-Lincoln 17-2 is the second well in the company’s 2008 development program, which includes other strategic locations within the company’s Cotton Valley position, as well as a second vertical Haynesville evaluation well planned for later this year.

David Gibbs, Southern Star President and Chief Executive Officer said: “Overall, the Cash Point 30-1 Well indicates we may have several highly prospective Cotton Valley intervals. While there is substantial petrophysical work and completion planning to be done, we are enthusiastic about the well logs and formation evaluation. The logs are highly correlative to our previous successful wells, and we have every reason to expect results from 30-1 will meet or exceed the results of our five previously successful Cotton Valley wells in the Sentell Field.”

Gibbs continued: “Spudding the Atkins-Lincoln Well 17-2 marks another significant milestone for Southern Star. We developed the company’s strategic business plan before the Haynesville land rush and acquired all rights to all depths in most of the Sentell Field prior to increases in leasing costs. As a result, we are in a fortunate position in that we may be in the middle of the Haynesville Shale play. The Atkins-Lincoln 17-2 is our first evaluation of deep shale potential. While we had excellent results on Cash Point 30-1, I decided to proceed to spud a Haynesville Test rather than commencing an immediate Cotton Valley offset project. We are quietly confident that 17-2 will produce positive results for our shareholders from the Cotton Valley regardless of potential Haynesville test results. Any Haynesville/Lower Bossier Shale pay would represent significant upside over what we already know is a high-quality Cotton Valley acreage position.”

About Southern Star Energy.

Southern Star Energy’s strategy is to acquire under-drilled oil and natural gas leases with significant proven development drilling opportunities, and use all available technologies to increase the valuation of the acquired assets. This strategy reduces Southern Star’s risk, allowing the Company to build free cash flow for strategic acquisitions. The Company owns a 40% working interest and operates in approximately 5,300 acres in the Sentell Field, located in the heart of the known Cotton Valley trend north of Shreveport, La. To date, the Company has drilled five successful tests of the Cotton Valley sands, all of which are connected to the market, and producing revenues. Shareholders and prospective investors and analysts are encouraged to visit Southern Star Energy’s website: www.ssenergyinc.com to learn more about the Company and the Cotton Valley Trend.

Cautionary Statements to Shareholders

Except for historical information contained herein, the statements in this Press Release are forward-looking statements that are made pursuant to the safe harbor provisions in the Private Securities Legislation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Southern Star Energy’s actual results in future periods to differ materially from forecasted results. These risks and uncertainties include, among other things: volatility of natural resource prices; product demand; market competition and risks inherent in Southern Star Energy’s operations. Southern Star makes no obligation to update publicly or revise any forward-looking statements or information, whether as a result of new information, future events or otherwise, unless so required by applicable laws or regulatory policies.

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